Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-184637

Cempra, Inc.

Prospectus Supplement No. 1 dated December 14, 2012

(to Prospectus dated November 20, 2012)

3,864,461 shares of common stock

This prospectus supplement supplements information contained in that certain prospectus, dated November 20, 2012, relating to the offer and sale by the selling stockholders listed in the prospectus of up to 3,864,461 shares of common stock of Cempra, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

Material Information Reported in Current Report on Form 8-K

On December 14, 2012, we filed our Current Report on Form 8-K to disclose the initiation of our Phase 2 clinical trial of CEM-102 in patients with prosthetic joint infections. The material portions of the press release filed as an exhibit to the Form 8-K are set forth below.

From press release filed with Form 8-K regarding CEM-102:

Chapel Hill, NC, Dec. 14, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the initiation of its Phase 2 clinical trial of CEM-102 in patients with prosthetic joint infections (PJIs). CEM-102 is the company’s loading dose formulation of fusidic acid, an orally-active anti-staphylococcal agent with a long history of safety and efficacy outside of the U.S.

The Phase 2 study is an open-label clinical trial in which 50 patients with PJIs will be randomized to receive either oral CEM-102 plus rifampin or current standard of care, which is intravenous antibiotic therapy with antibiotics such as vancomycin, nafcillin or cefazolin. The primary outcome measure is demonstration of infection-free status at 12 weeks following initiation of therapy. Long-term monitoring for infection relapse or recurrence will continue for the subsequent two years.

“The availability of an all-oral antibiotic regimen for the treatment of PJI offers the promise of convenient drug administration without the expense and morbidity of maintaining long term venous access,” said David Oldach, M.D., FIDSA, senior vice president of clinical research. “We hope that the results of this study will lead to a new option for these patients. We expect to obtain top-line results from this study during the fourth quarter of 2013.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 1 is December 14, 2012.